Exhibit No. 3

CPA Fairness Opinion

THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INVESTMENT HOLDING CO., LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

  (Translation – In case of any inconsistencies between the Chinese and English version, the Chinese version shall prevail.)

ASUSTeK Computer Inc.

  The independent expert's fairness opinion on the share exchange ratio for the spin-off

To maximize the efficiency of the own-brand business and dedicated ODM business, ASUSTeK Computer Inc. ("ASUS") is actively undergoing corporate restructuring and professional business division, and plans to spin off the assets and business of the ODM business - 100% owned long-term equity investment in Pegatron Corporation ("Pegatron") to a newly-incorporated Pegatron Investment Holding Co., Ltd. ("Pegatron Holding", *Chinese name is , which is the name temporarily set forth), whereby Pegatron Holding will issue new shares to ASUS and all shareholders of ASUS as consideration.

1.   Calculation of share exchange ratio of spin-off

The value of the business to be spun off and assigned by ASUS (the "Business Value of the Spin-off") and the issuance price of Pegatron Holding are explained below:

(a)  The Business Value of the Spin-off

The Business Value of the Spin-off is NTD 92,894,089,000 by reference to the book value of the long-term equity investment – Pegatron as of September 30, 2009 reviewed by KPMG Taiwan. The Business Value of the Spin-offis detailed below:

Business Value of the Spin-off
Unit: NTD, thousand

Item	Number of Shares	Business Value
Long-Term Equity Investment - Pegatron	2,286,053,935 shares (Note 1)	NTD 92,894,089,000 (Note 2)

Source of information: Provided by ASUS

(Note 1)  As of September 30, 2009, Pegatron has 1,884,628,141 common shares as recorded in the financial statements reviewed by KPMG Taiwan. After the ex-right record date for capital increase out of earnings on October 16, 2009, the number of common shares of Pegatron was increased to 2,286,053,935.
(Note 2)  Based on the book value of ASUS recorded in the financial statements as of September 30, 2009 reviewed by KPMG Taiwan.

(b)   Determination of the issuance price of Pegatron Holding

Pegatron Holding will issue 2,286,053,935 common shares as consideration (among which 25% of Pegatron Holding's equity totaling 571,513,484 shares will be acquired by ASUS, and 75% of Pegatron Holding's equity totaling 1,714,540,451 shares will be acquired by all the shareholders of ASUS) for the assumption of the ODM business of ASUS (that is, the long-term equity investment – Pegatron) with a business value of NTD 92,894,089,000.

2.	The fairness of the share exchange ratio for the spin-off

ASUS will assign the businesses relating to its ODM business through spin-off for general assumption by Pegatron Holding, and Pegatron Holding will issue new shares to ASUS and all of its shareholders in accordance with Paragraph 6, Article 4 of the Enterprise Merger and Acquisition Act as consideration for the assumption of the net assets. Hence, the share exchange ratio of both parties is based on the Business Value of the Spin-off as explained below:

(a)	Business Value of the Spin-off

(i)
The main purpose of the spin-off is to implement the business model of dividing between own-brand business and dedicated ODM business, rather than the actual trading of assets and securities. According to the 2002 ruling (Ji-Mi-Zi-No.128) and 2003 rulings (Ji-Mi-Zi-No.106 and 107) of the Accounting Research and Development Foundation, in relation to the accounting treatments for a spin-off, when the enterprise (transferor) assigns its business to another company (transferee) and obtains the equity issued, if the shareholding relative to equity of the transferee acquired by the shareholder of the transferor remains the same, its accounting process shall be as follows: the net value which is the value after subtracting the liabilities from the book value of the original assets, will act as the cost for acquisition of the equity, among which, the par value shall act as the capital stock and the remainder will become capital reserve.

(ii)
As the shareholding relative to the equity of Pegatron Holding (transferee) acquired by the shareholders of ASUS remains the same, it is reasonable for ASUS to transfer the spun-off assets at a book value of NTD 92,894,089,000 to Pegatron Holding.

(b)	Equity value of the new shares issued by Pegatron Holding

According to the ruling of the Ministry of Economic Affairs dated August 1, 2003 (Jing-Shang-Zi-No.09202156990), the adjustment items of shareholders' equity directly related to the spun-off net assets shall be transferred with the spun-off net assets. Hence, the net assets of NTD 92,894,089,000 to be assumed by Pegatron Holding shall include the adjustment items of shareholders' equity totaling NTD 1,938,844,000 to be transferred with the transferred assets, and the amount after deducting the aforementioned adjustment items of shareholders' equity is NTD 90,955,245,000. Furthermore, Pegatron Holding plans to issue 2,286,053,935 common shares to ASUS and all of its shareholders as consideration for assuming the relevant business of ASUS's ODM business, and the total business value after assumption is the same as the net equity value after the issuance of new shares. Hence, the share exchange ratio for this spin-off complies with relevant accounting process and is regarded as fair.

3.
In summary, the calculation of the share exchange value and share exchange ratio for the spin-off of businesses relating to the ODM business to Pegatron Holding is based on the financial statements as of September 30, 2009 reviewed by KPMG Taiwan. After referring to the rulings of the Accounting Research and Development Foundation, it is assessed that the share exchange value and ratio of the spin-off is fair.

4.
The fairness evaluation of the spin-off is based on the financial reports as of September 30, 2009 reviewed by KPMG Taiwan. However, the actual spin-off value shall still be based on the book value of ASUS on the spin-off date. If there is a need for adjustment due to material changes to the relevant business value, we will update the opinion based on the most updated information in accordance with the engagement by ASUS.

The information listed in this opinion is provided by ASUS. The CPA has evaluated the share exchange ratio of the spin-off as an independent third person and has not in fact participated in the transaction between both parties and the content planning for the spin-off.

This opinion is only provided to the board of directors and shareholders meeting of ASUS for reference or for reporting to relevant competent authorities, and may not be used for other purposes.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 1, 2009

  (Translation – In case of any inconsistency between the Chinese version and English version, the Chinese version shall be the governing version.)

Declaration of Independency

To: ASUSTeK Computer Inc.

The CPA being engaged to issue an expert's opinion on the fairness of the share exchange ratio for the spin-off of ASUSTeK Computer Inc. ("ASUS") has prepared the opinion from an absolute independent position. There is no direct or indirect interest between ASUS and the CPA which will affect the fairness and independency of the CPA, and the CPA declares as follows:

1.
The CPA does not concurrently undertake any regular work with ASUS and its affiliates where regular salary is received, such as serving as the responsible person, director, supervisor, manager or employee.

2.	There is no joint investment or enjoyment of interest between the CPA and ASUS and its affiliates.

3.	The CPA and ASUS did not execute any agreement in connection with potential audit fees..

4.	There is no violation of other matters which may affect the absolute independency of the CPA.

PricewaterhouseCoopers Taiwan

Zeng, Hui-Jin, CPA

Date: December 1, 2009